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                                                                     EXHIBIT 5.1

                                                                   June 25, 1997

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08903

Ladies and Gentlemen:

     I am Vice President, General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of the Company's Common Stock, par value $1.00 per share, in connection with the merger of Palisades Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), into Biopsys Medical, Inc., a Delaware corporation ("Biopsys"), pursuant to the terms of the Agreement and Plan of Merger dated as of May 21, 1997 (the "Merger Agreement") among the Company, Merger Sub and Biopsys.

     I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when delivered in exchange for shares of Biopsys common stock pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Legal Matters" in the Proxy Statement/ Prospectus constituting a part of the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ ROGER S. FINE

                                          --------------------------------------
                                          Name: Roger S. Fine
                                          Title:  Vice President, General
                                                  Counsel